Exhibit 10.8

THIS INTERCOMPANY TERM FACILITY AGREEMENT (this “Agreement”) is made effective September 15, 2013.

BETWEEN:

(1)	OCI Fertilizer International B.V., a private limited liability company organized under the laws of the Netherlands, whose registered office is located at Herikerbergweg 238, CM 1101 Amsterdam Zuidoost, the Netherlands, and registered under number 34360795 (together with its successors and assigns, the “Lender”).

AND

(2)	OCI BEAUMONT LLC, a limited liability company formed under the laws of the state of Texas (the “Borrower”).

WHEREAS, the Lender and the Borrower previously entered into that certain loan agreement dated November 23, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “November 2011 Loan Agreement”);

WHEREAS, the Lender and the Borrower previously entered into that certain loan agreement dated January 19, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “January 2012 Loan Agreement”);

WHEREAS, the Lender and the Borrower previously entered into that certain loan agreement dated May 18, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “May 2012 Loan Agreement”);

WHEREAS, the Lender and the Borrower previously entered into that certain loan agreement dated July 1, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “July 2013 Loan Agreement”, and together with the November 2011 Loan Agreement, the January 2012 Loan Agreement, and the May 2012 Loan Agreement, the “Prior Agreements”);

WHEREAS, the Lender and the Borrower have agreed to amend and restate each Prior Agreement in each such agreement’s entirety to read as set forth in this Agreement, and have agreed that each “Loan” under each Prior Agreement that is outstanding as of the Effective Date and the other obligations under each Prior Agreement shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of each Prior Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Effective Date).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

IT IS AGREED as follows:

1.	DEFINITIONS

“Acceleration Notice” has the meaning set forth in Section 7.2.

“Bankruptcy Law” means the applicable bankruptcy laws of the United States or any other applicable jurisdiction.

“Borrowing” has the meaning set forth in Section 2.2.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open for business in New York, New York.

“Credit Agreement” has the meaning set forth in Section 5.1.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar office under any Bankruptcy Law.

“Effective Date” means September 15, 2013.

“Event of Default” means any of the occurrences specified under Section 7.1 of this Agreement.

“Interest Payment Date” has the meaning set forth in Section 5.2.

“Loan” means an unsecured term loan in an aggregate amount not to exceed two hundred million dollars (USD $200,000,000) made available under this Agreement as described in Section 2.

“Maturity Date” has the meaning set forth in Section 3.

“Permitted Use” has the meaning set forth in Section 2.4.

2.	BORROWINGS; PAYMENT OF PRINCIPAL AND INTEREST; PURPOSE

2.1	From and after the Effective Date, the Lender agrees to lend to the Borrower an amount of up to USD 200,000,000 (two hundred million dollars) to be made available at the request of the Borrower from time to time, subject to the terms and conditions of this Agreement. It is hereby agreed that as of the Effective Date, amounts outstanding under the Prior Agreements shall be deemed Borrowings under the Loan pursuant to the terms and conditions of this Agreement.

2.2	Subject to the aggregate limit of $200,000,000 and the other terms and conditions of this Agreement, and provided that no Event of Default (as defined herein) shall have occurred and be continuing, within two (2) Business Days following Borrower’s request to Lender (or such longer time as the Borrower and the Lender shall agree), the Lender will advance to the Borrower such requested amount (each, a “Borrowing”).

2.3	The Borrower shall repay the Lender the aggregate principal amount of the Loans or so much thereof as may be borrowed from or owing to the Lender (and not repaid or prepaid by the Borrower), together with accrued interest thereon and fees in relation thereto, each calculated and payable as and to the extent set forth below. Such principal and interest are payable in lawful money of the United States of America in immediately available funds at the Lender’s address or in such other manner as the Lender may from time to time advise the Borrower in writing.

2.4	The Borrower covenants to the Lender that the Borrower shall use each Borrowing solely for general corporate or working capital purposes and not in violation of applicable laws (the “Permitted Use”)

2.5	The Lender shall record in its books and records the date and amount of each Borrowing, and each prepayment of principal hereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted absent manifest error. No failure to make any such recordations, nor any errors in making any such recordations, shall affect the validity of this Agreement or the obligations hereunder.

3.	REPAYMENT

The principal balance of, and any accrued and unpaid interest on and fees in relation to, the Loans shall be repayable in full by the Borrower to the Lender on January 20, 2020 (the “Maturity Date”). Any payment hereunder which, but for this Section 3 or Section 5 below, would be payable on a day which is not a Business Day, shall instead be due and payable on the Business Day next following such date for payment. All payments made in respect of this Agreement shall be required to be made only net of the amount of taxes required to be withheld from such payments, and the amounts so required to be withheld by the Borrower shall be withheld and paid over to the applicable governmental authority as required by law.

4.	PREPAYMENT

4.1	The Borrower may, at its option at any time, without premium or penalty, prepay all or any portion of the Loan. Any amount of the Loan that is prepaid may not be reborrowed.

4.2	Any prepayment of the Loan shall be applied as follows: first, to payment of accrued interest and fees; and second, to payment of principal.

5.	INTEREST; FEES

5.1

From the Effective Date until the date of the consummation of a Qualified MLP IPO (as defined in the Credit Agreement dated August 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among, inter alia, OCI Beaumont LLC, a Texas limited liability company, OCI USA Inc., a Delaware corporation, and Bank of America N.A. as administrative agent), the Borrower shall pay interest on the Loan at an interest rate equal to the one-month London Interbank Offered rate (LIBOR) plus 9.25%. Upon and following the date of the consummation a Qualified MLP IPO, the Borrower shall pay interest on the Loan at the rate equal to the sum of (a) the rate per annum applicable to the Term B-2 Loans under the Credit Agreement (including as such per annum rate may fluctuate from time to time in accordance with the terms of the Credit Agreement), plus (b) 25 basis points.

5.2	Interest on the principal balance shall be computed in the manner set forth in the Credit Agreement. Such interest shall be payable in cash on or before the date that is two Business Days after each payment of interest under the Credit Agreement (each, an “Interest Payment Date”).

6.	DURATION

This Agreement shall terminate automatically on the Maturity Date.

7.	EVENTS OF DEFAULT; REMEDIES

7.1	The following shall constitute “Events of Default” under this Agreement:

7.1.1	Failure by the Borrower to make any payment required under this Agreement when the same becomes due and payable (whether at maturity, by acceleration or otherwise) and the continuation of such failure for a period of thirty (30) days thereafter;

7.1.2	the Borrower voluntarily liquidates;

7.1.3	the Borrower pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case or proceeding;

(b)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(d)	makes general assignment for the benefit of its creditors;

(e)	generally is unable to pay its debts as they become due;

7.1.4	a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for sixty (60) days) under any Bankruptcy Law that:

(a)	is for relief against the Borrower in an involuntary case or proceeding;

(b)	appoints a Custodian of the Borrower or for all or substantially all of its property; or

(c)	orders the liquidation of Borrower; or

7.1.5	the Borrower uses a Borrowing for any purpose other than a Permitted Use.

7.2	If an Event of Default specified in Section 7.1.1 or Section 7.1.5 shall have occurred and be continuing, the Lender may, at its option, by notice in writing to the Borrower (the “Acceleration Notice”), declare the termination of this Agreement and the entire outstanding principal amount of the Loans and the interest accrued thereon to be due and payable upon the date which is five Business Days after the date of delivery by the Lender to the Borrower of a written notice of acceleration, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 7.1.2, 7.1.3 or 7.1.4 hereof occurs, this Agreement shall automatically terminate and the principal balance of the Loans and the accrued and unpaid interest thereon shall become due and payable immediately without any declaration or other act on the part of the Lender and without presentment, demand, protest or other notice or action of any kind, all of which are hereby expressly waived.

If any Event of Default shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Agreement or in aid of the exercise of any power granted to the Lender under this Agreement

8.	COMPLIANCE WITH LAWS AND REGULATIONS

8.1	The validity of any provision of this Agreement shall be contingent on the compliance of such provision with the applicable laws and regulations in force at the time of execution of the transactions provided for herein. Should any provision of this Agreement conflict with any applicable law or regulation, the parties shall consult one another on the future of this Agreement and, having due regard to the spirit governing their relations, shall endeavour to amend it to comply with the applicable laws and regulations.

8.2	Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Agreement at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Agreement.

9.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Borrower under this Agreement may not be assigned or transferred by the Borrower without the written consent of the Lender. The rights and obligations of the Lender under this Agreement may be assigned or transferred, in whole or in part, by the Lender and may be pledged by the Lender as security for any obligations owed the Lender to any third party.

10.	NOTICES

Notices shall be sent by established international courier to the address of the relevant party as set out in this Agreement, and shall be deemed to be delivered on the second Business Day after the date of posting. Notice shall be delivered as follows:

If to the Borrower:

OCI Beaumont LLC

P.O. Box 1647,

5470 N. Twin City Hwy,

Nederland, Texas 77627

Attention: Contracts Manager

Facsimile No.: (832) 747-9969

If to the Lender:

OCI Fertilizer International B.V.

Herikerbergweg 238,

CM 1101 Amsterdam Zuidoost,

the Netherlands

Attention: Wolbert Kamphuijs

Facsimile No.: +31(0)20 673 00 16

11.	AMENDMENTS

This Agreement may be amended only by written instrument signed by both of the parties hereto.

12.	GOVERNING LAW

This Agreement is governed by the laws of the State of New York, USA, without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

13.	ENFORCEMENT

The courts of the State of New York, USA, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

14.	EXECUTION

This Agreement may be executed in counterparts. If so, the signature pages of the parties hereto together shall constitute the same instrument.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Upon execution, this Agreement shall replace and supersede the terms of all prior loan agreements between the parties.

16.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower hereby represents and warrants to the Lender that: (a) the Borrower is duly organized, validly existing and in good standing (if applicable) under the laws of the State of Delaware, USA; (b) the Borrower has duly authorized, executed and delivered this Agreement; and (c) this Agreement constitutes a legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

17.	USURY

Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Agreement at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Agreement.

18.	SUBORDINATION

18.1	The Lender hereby subordinates its right to payment and satisfaction of the obligations of every kind owing by the Borrower to the Lender under this Agreement, including principal, interest and fees, whether now existing or hereafter arising, and the payment thereof, directly or indirectly, by any means whatsoever, is deferred, to the payment in full of all obligations under the Credit Agreement.

18.2	The Lender and the Borrower hereby acknowledge that following an event of default under the Credit Agreement, the Borrower may not be permitted to make any payments under this Agreement to the Lender, unless otherwise expressly permitted by the terms of the Credit Agreement. Any such payments made and received by the Lender in violation of the terms of the Credit Agreement will be held in trust and not commingled with its other assets any payment received under this Agreement in violation of the foregoing, and shall promptly turn over any such payment to the lenders (or the agent therefor) under the Credit Agreement.

SIGNATURE PAGE

The Lender

OCI FERTILIZER INTERNATIONAL B.V.

Name:	Kevin Struve

Title:	Director

Signature:	/s/ Kevin Struve

The Borrower

OCI BEAUMONT LLC

Name:	Fady Kiama

Title:	Chief Financial Officer

Signature:	/s/ Fady Kiama

[Intercompany Term Loan Facility]